UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2021

Histogen Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36003	20-3183915
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

10655 Sorrento Valley Road, Suite 200, San Diego CA		92121
(Address of principal executive offices)		(Zip Code)

(858) 526-3100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	HSTO	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers: Compensatory Arrangements of Certain Officers.

On May 26, 2021, Histogen Inc. (the “Company”) and Gail K. Naughton, Ph.D. entered into a Confidential Severance Agreement and General Release pursuant to which Dr. Naughton’s employment as the Company’s Chief Scientific Officer will end as of May 31, 2021 (the “Severance Agreement”).  Dr. Naughton will remain with the Company in an advisory role through May 31, 2023, subject to the discretion of the Company to continue such advisory services through this initial term. In connection with Dr. Naughton’s transition, Dr. Naughton entered into a Consulting Agreement, effective as of June 1, 2021 (the “Consulting Agreement’), with the Company that establishes the terms and compensation associated with her transition and consulting services.  During this period, Dr. Naughton will provide scientific advisor consulting services to the Company pursuant to which the Company will provide payment in the amount of $15,000 per month for the first twenty-four (24) months of the agreement and, thereafter, at an hourly rate of $300 per hour on an as needed basis for the remaining term of the Consulting Agreement.  Dr. Naughton ceased to be an officer of the Company effective as of June 1, 2021.

Dr. Naughton has seven (7) days to revoke the Severance Agreement and absent such revocation, the Severance Agreement shall become effective on June 3, 2021.  Upon the effectiveness of the Severance Agreement, Dr. Naughton will be entitled to receive certain severance benefits, including:

•

full acceleration of the vesting of all stock option awards held by Dr. Naughton at the time of the termination and an extension of the post-termination exercise period in which she has to exercise such vested options through August 29, 2023; and

•

the pro rata portion (as determined based on the number of days that Dr. Naughton was employed during a calendar year divided by 365) of Dr. Naughton’s target cash bonus of 40% for the 2021 calendar year, multiplied by the achievement percentage (if any) for all management team members for 2021 performance, which is subject to approval by the Company’s Board of Directors, minus taxes and applicable withholdings, payable at the same time management receives their bonuses for 2021 in accordance with Company’s then-current payroll policies and practices.

The foregoing information is a summary of select terms from the agreements entered into with Dr. Naughton, is not complete, and is qualified in its entirety by reference to the full text of the agreements, copies of which the Severance Agreement is filed as Exhibit 10.1 and the Consulting Agreement is filed as Exhibit 10.2, each of which is incorporated herein by reference.

Item 5.07Submission of Matters to a Vote of Security Holders.

On May 26, 2021, the Company held its 2021 Annual Meeting of Stockholders (the “Annual Meeting”).  The following is a brief description of each matter submitted to a vote at the virtual Annual Meeting held on May 26, 2021, as well as the number of votes cast for, withheld or against, the number of abstentions and the number of broker non-votes with respect to each matter, as applicable. For more information about these proposals, please refer to the Company’s proxy statement filed with the Securities and Exchange Commission on April 15, 2021.

The number of shares of common stock entitled to vote at the Annual Meeting was 35,744,457. The number of shares of common stock present or represented by valid proxy at the Annual Meeting was 17,998,327. Certain matters submitted to a vote of stockholders at the Annual Meeting were approved as described below.

Proposal No. 1: Election of Class II Directors

Rochelle Fuhrmann, Jonathan Jackson and Susan R. Windham-Bannister, Ph.D. were elected to serve as Class II directors until the 2024 Annual Meeting of Stockholders. Ms. Fuhrmann received 10,758,533 votes for and 338,491 votes withheld, Mr. Jackson received 10,678,134 votes for and 418,890 votes withheld and Dr. Windham-Bannister received 10,780,040 votes for and 316,984 votes withheld. There were 6,901,302 broker non-votes regarding the election of directors.

Proposal No. 2: Ratify Selection of Auditors

Stockholders ratified the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. The results of the voting included 16,487,912 votes for, 150,092 votes against and 1,360,322 votes abstained. There were no broker non-votes regarding this proposal.

Proposal No. 3: Advisory (Non-Binding) Vote on Executive Compensation

Stockholders approved, on a non-binding advisory basis, the executive compensation paid to the Company’s named executive officers.  The results of the voting included 9,007,588 votes for, 694,234 votes against and 1,395,202 votes abstained. There were 6,901,302 broker non-votes regarding this proposal.

Item 9.01Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibits
10.1	Confidential Severance Agreement and General Release, by and between the Company and Gail K. Naughton, Ph.D., dated May 26, 2021
10.2	Consulting Agreement, by and between the Company and Gail K. Naughton, Ph.D., effective as of June 1, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Histogen Inc.

Date: May 27, 2021	By:	/s/ Richard W. Pascoe
Name: Richard W. Pascoe
Title: President and Chief Executive Officer

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